Exhibit 21

Subsidiaries of Hallmark Financial Services, Inc.

Name of Subsidiary	Jurisdiction of Incorporation

o Aerospace Claims Management Group, Inc.	Texas
o Aerospace Flight, Inc.	Texas
o Aerospace Holdings, LLC	Texas
o Aerospace Insurance Managers, Inc.	Texas
o Aerospace Special Risk, Inc.	Texas
o American Hallmark General Agency, Inc.	Texas
o d/b/a Hallmark Specialty Personal Lines
o American Hallmark Insurance Company of Texas	Texas
o American Hallmark Insurance Services, Inc.	Texas
o d/b/a Hallmark Commercial Insurance Solutions
o CYR Insurance Management Company	Texas
o Effective Claims Management, Inc.	Texas
o Hallmark Claims Service, Inc.	Texas
o Hallmark County Mutual Insurance Company*	Texas
o Hallmark Finance Corporation	Texas
o Hallmark Insurance Company	Arizona
o d/b/a Hallmark American Insurance Company
o Hallmark National Insurance Company	Arizona
o Hallmark Specialty Insurance Company	Oklahoma
o Hardscrabble Data Solutions, LLC	New Jersey
o Heath XS, LLC	New Jersey
o d/b/a Hallmark E&S
o d/b/a Hallmark E&S Insurance Services, LLC
o Pan American Acceptance Corporation	Texas
o TBIC Holding Corporation, Inc.	Texas
o TBIC Risk Management, Inc.	Texas
o Texas Builders Insurance Company	Texas
o Hallmark Specialty Underwriters, Inc.	Texas
o TGA Special Risk, Inc.	Texas

* Controlled through a management agreement.